POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned Trustee of each of Angel Oak Funds Trust, Angel Oak Strategic Credit Fund, Angel Oak Dynamic Financial Strategies Income Term Trust and Angel Oak Credit Opportunities Term Trust (each a “Trust”) hereby appoints Dory S. Black, Daniel Fazioli, John Hsu, Douglas P. Dick, Stephen T. Cohen, and Matthew E. Barsamian each individually with power of substitution or resubstitution, her true and lawful attorneys-in-fact and agents (each, an “Attorney-in-Fact”) with the power and authority to do any and all acts and things and to execute any and all instruments which said Attorney-in-Fact may deem necessary or advisable in furtherance of the business and affairs of each Trust, as fully to all intents and purposes as she might or could do in person, and relating to (i) compliance by each Trust with the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Acts”), and any rules, regulations or requirements of the U.S. Securities and Exchange Commission (the “SEC”) in respect thereof, (ii) filing by each Trust of any and all Registration Statements on Forms N-1A and N-2, as applicable, pursuant to the relevant Acts and any amendments thereto, including applications for exemptive orders, rulings or filings of proxy materials (together “SEC filings”), and (iii) signing in the name and on behalf of the undersigned as a Trustee of each Trust any and all such SEC filings, and the undersigned does hereby ratify and confirm all that said Attorneys-in-Fact shall do or cause to be done by virtue thereof.

The undersigned Trustee hereby executes this Power of Attorney as of the 26th day of May, 2022.

/s/ Cheryl M. Pate
Cheryl M. Pate